Exhibit 99.1

diaDexus, Inc. Announces Appointment of Leone Patterson

as Chief Financial Officer

SOUTH SAN FRANCISCO, Calif., March 2, 2015 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced the appointment of Leone Patterson as chief financial officer.

“We are fortunate to have Leone join our new leadership team as we work together to create value through evolving diaDexus into a multi-product company with significant growth potential,” said Lori Rafield, Ph.D., chairman of the board of directors and interim chief executive officer of diaDexus. “Leone has extensive financial, accounting, and business experience, gained in roles of increasing responsibility at Net App, Exelixis, Novartis, Chiron, and KPMG. Most recently, she was the chief financial officer at Transcept, where she successfully executed complex financial and corporate initiatives, including a reverse merger. Leone adds horsepower to our Finance function by adding depth to our strategic and financial planning and implementing more robust systems and processes as we develop strategies to deliver predictable growth across our business.”

“I am excited by the opportunity to participate in this new chapter of growth for diaDexus, working with a very experienced and motivated leadership team,” said Ms. Patterson. “Over the coming months, I plan to work with the team to refine our financial strategy and plan to support our goals to drive revenue growth and diversification as we build a multi-product company.”

Ms. Patterson has 20 years of experience in finance and accounting. Before joining diaDexus, she was vice president and chief financial officer at Transcept Pharmaceuticals Inc. from June 2012 until it was acquired in a reverse merger with Paratek Pharmaceuticals on Oct 30, 2014. Previously, Ms. Patterson was vice president and global corporate controller of NetApp from November 2010 to June 2012. Ms. Patterson was vice president of finance at Exelixis from July 2007 to November 2010. Before Exelixis, Ms. Patterson served as vice president of global business planning and analysis of the Vaccines and Diagnostics Division of Novartis AG from April 2006 to July 2007. From 1999 to 2006, she held several positions, including vice president, corporate controller at Chiron. From 1989 to 1999, Ms. Patterson worked in the audit practice of accounting firm KPMG where she held various positions including senior manager.

Ms. Patterson holds a bachelor’s degree in science in business administration and accounting from Chapman University and an executive master’s degree in business administration from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive status).

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The Company’s two diagnostic products are the only FDA-cleared Lp-PLA2 blood tests to uncover the hidden risk of cardiovascular disease. The PLAC® Test ELISA Kit is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The PLAC® Test for Lp-PLA2 Activity is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk of coronary heart disease in patients with no prior history of cardiovascular events, which represents approximately 75% of coronary heart disease patients. The Company also has heart failure biomarkers for development. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Important factors include our ability to generate and grow revenue from our business and execute on our financial strategy and plan. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information in this release speaks only as of the date hereof, and except as required by law, we disclaim any obligation to update or revise any forward looking statement.

CONTACT:

Amy Figueroa, CFA, 650-246-6424

Investor Relations and Corporate Communications

afigueroa@diaDexus.com